EXHIBIT 11.1


                        IPC HOLDINGS, LTD. AND SUBSIDIARIES
                    COMPARISON OF NET INCOME PER COMMON SHARE

 (Expressed in thousands of United States dollars, except for per share amounts)
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

                                                                 Six Months ended June 30,
                                                                 -------------------------
                                                             1997                              1996
                                                             ----                              ----

                                                          (unaudited)                    (unaudited)

PRIMARY


Net income                                                    $53,040                      $50,225

Common shares outstanding at January 1, 1997               25,000,000                   25,000,000
Common shares outstanding at June 30, 1997                 25,017,103                   25,000,000
Weighted average common shares outstanding                 25,002,851                   25,000,000


Dilutive effect of share options                            1,351,488                    1,028,363


                                                     ----------------             ----------------

    Total                                                  26,354,339                   26,028,363

                                                     ----------------             ----------------


Net income per common share                                     $2.01                        $1.93



FULLY DILUTED                                                   Six Months ended June 30,
-------------                                                   -------------------------

                                                                    1997                     1996
                                                                    ----                     ----
                                                                (unaudited)               (unaudited)


Net income                                                  $53,040                         $50,225


Common shares outstanding at January 1, 1997             25,000,000                     25,000,000


Common shares outstanding at June 30, 1997               25,017,103                     25,000,000

Weighted average common shares outstanding               25,002,851                     25,000,000


Dilutive effect of share options                          1,415,194                      1,028,363


                                                 ---------------------------------------------------


Total                                                    26,418,045                     26,028,363

                                                 ---------------------------------------------------


Net income per common share                                   $2.01                         $1.93
